U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                SEC File Number ___________
                                                CUSIP Number 909747107

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K [] Form 20-F [] Form 11-K [] Form 10-Q [] Form 10-D [] Form N-SAR

For Period Ended: December 31, 2019

      [  ] Transition Report on Form 10-K

      [  ] Transition Report on Form 10-Q

      For the Transition Period Ended: ________________

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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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Part I - Registrant Information
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Full Name of Registrant:  UNITED CANNABIS CORPORATION

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      301 Commercial Road, Unit D

City, State and Zip Code

      Golden, CO 80401

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Part II - Rules 12b-25(b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c) The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.

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Part III - Narrative
---------------------------------

      State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The text of the 10-K is not complete. As a result, additional time is needed to file the report.

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Part IV - Other Information
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

              William T. Hart          (303)              839-0061
              -----------------        -----          -----------------
                  (Name)             (Area Code)      (Telephone Number)

 (2)  Have all other periodic reports required under Section 13 or
      15(d) of the  Securities  Exchange  Act of 1934  during  the preceding  l2 months (or for such  shorter  period  that the registrant was required to file such reports) been filed? If
      answer is no, identify report(s).                          [X] Yes [ ] No

 (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be
      included in the subject report or portion thereof?        [ ] Yes  [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           UNITED CANNABIS CORPORATION
                     -------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 27, 2020                      By:  /s/ John Walsh
                                               -------------------------------
                                              John Walsh
                                              Chief Financial Officer



                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).